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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*


                            SFX Entertainment Inc.
                      ------------------------------------
                               (Name of Issuer)

                             Class A Common Stock
                      ------------------------------------
                         (Title of Class of Securities)

                                  784178105
                               ----------------
                                (CUSIP Number)


                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      / / Rule 13d-1(b)

      /X/ Rule 13d-1(c)

     / /  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


SEC 1745 (3-98)

-----------------------                                  ---------------------
  CUSIP NO.  784178105               13G                    PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Special Opportunities, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            147,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             147,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          147,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  784178105              13G                    PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Zweig-DiMenna Partners, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
             New York

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            274,900

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             274,900

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          274,900
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          1.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  784178105               13G                    PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

              Zweig-DiMenna International Limited

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
               British Virgin Islands

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            561,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             561,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          561,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                          2.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                          CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  784178105                    13G              PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

        Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                            Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              100,600

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               100,600

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            100,600
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                      [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                               CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 784178105               13G                    PAGE 6 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Gotham Advisors, Inc., on behalf of a discretionary account

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
                                 Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  79,800

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    79,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                 79,800

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                 CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  784178105               13G                    PAGE 7 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Investors L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          3,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 784178105               13G                    PAGE 8 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Zweig-DiMenna Select L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             10,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                          10,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

                           PN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                  SFX Entertainment Inc.


Item 1(b)      Address of Issuer's Principal Executive Offices:

                  650 Madison Avenue
                  New York, NY 10022

Item 2(a)      Name of Person Filing:

                  See Cover page -- 1

Item 2(b)      Address of Principal Business Office:

                  For all filing persons other than Zweig-DiMenna International
                   Limited:
                  900 Third Avenue, New York, N.Y. 10022
                  For Zweig-DiMenna International Limited:
                  P.O. Box N-9932, Maritime House, Frederick Street, Nassau,
                   Bahamas

Item 2(c)      Citizenship:

                  See Cover page -- 4

Item 2(d)      Title of Class of Securities:

                  Class A Common Stock

Item 2(e)      CUSIP Number:

                  784178105

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13D-2(b) or (c), check whether the person filing is a:

               Not Applicable.

Item 4.        Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount Beneficially Owned:

                        1,177,300

               (b)  Percent of Class:

                        4.1%

               (c)  Number of shares as to which each person has:

                    (i)   sole power to vote or to direct the vote

                             1,177,300

                    (ii)  shared power to vote or to direct the vote

                             0

                    (iii) sole power to dispose or to direct the disposition
                          of
                             1,177,300

                    (iv) shared power to dispose or to direct the disposition of

                              0

Item 5.        Ownership of Five Percent or Less of a Class.

                              [X]

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                              Not Applicable

Item 8.        Identification and Classification of Members of the Group.

                              Not Applicable

Item 9.        Notice of Dissolution of Group

                              Not Applicable

Item 10.       Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 1999 reflecting share ownership information as of December 31, 1998.

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/  Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                       ZWEIG-DiMENNA INVESTORS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA SELECT, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                                    EXHIBIT A
                     JOINT FILING AGREEMENT AMONG INVESTORS

         This Joint Filing Agreement is entered into as of this 31st day of December, 1998 by Zweig-DiMenna International Limited, a British Virgin Islands corporation, Zweig-DiMenna Partners, L.P., a New York limited partnership, Zweig-DiMenna Special Opportunities, L.P., a Delaware limited partnership, Zweig-DiMenna International Managers, Inc., a Delaware corporation, Gotham Advisors, Inc., a Delaware corporation, Zweig-DiMenna Investors, L.P., a Delaware Limited Partnership, and Zweig-DiMenna Select, L.P., a Delaware Limited Partnership, collectively the "Investors". In lieu of filing separate statements on Schedule 13G, the Investors hereby agree to file a joint statement on
Schedule 13G pursuant to Rule 13D-1(k)(1) under the Securities Exchange Act of 1934 with respect to the Class A Common Stock of SFX Entertainment Inc.

         This Agreement shall be filed as an exhibit to the statement on
Schedule 13G filed on behalf of the Investors and constitutes the Investors' consent to file a joint Schedule 13G.

                       ZWEIG-DiMENNA INTERNATIONAL LIMITED

                       By: Zweig-DiMenna International Managers, Inc., Investment Manager

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       ZWEIG-DiMENNA PARTNERS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA SPECIAL OPPORTUNITIES, L.P.
                       By:      Zweig-DiMenna Associates LLC,
                                Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing General Partner

                       ZWEIG-DiMENNA INTERNATIONAL MANAGERS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Executive Vice President

                       GOTHAM ADVISORS, INC.

                       By:/s/   Joseph A. DiMenna
                          ---------------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Vice President

                       ZWEIG-DiMENNA INVESTORS, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner

                       ZWEIG-DiMENNA SELECT, L.P.
                       By: Zweig-DiMenna Associates LLC,
                           Managing General Partner

                       By:/s/   Joseph A. DiMenna
                          ----------------------------
                       Name:    Joseph A. DiMenna
                       Title:   Managing Director of Managing
                                General Partner